Denmark Bancshares, Inc.

103 E. Main St.

P.O. Box 130

Denmark, WI 54208-0130

Phone: (920) 863-2161

Fax: (920) 863-6159

www.denmarkstate.com

News Release

FOR IMMEDIATE RELEASE: July 23, 2010

CONTACT: John P. Olsen, CEO and President of Denmark Bancshares, Inc.

Jill Feiler, Vice President and Secretary of Denmark Bancshares, Inc. and President of Denmark State Bank

Phone: (920) 863-2161

Denmark Bancshares, Inc. Reports Second Quarter Income

John P. Olsen, President and CEO of Denmark Bancshares, Inc. ("DBI") and CEO of Denmark State Bank ("DSB"), which operates six offices in Brown and Manitowoc County, announced second quarter net income of $0.8 million, or $7.07 per share, up from $0.2 million or $1.50 per share in the second quarter of 2009. For the six months ended June 30, 2010, net income was $1.6 million, or $13.75 per share, compared to $0.4 million, or $3.53 per share, in 2009. Return on assets and return on equity for the second quarter 2010 were 0.82% and 6.50% respectively, compared to 0.18% and 1.39%, respectively, for the same period one year ago.

The increase in net income was primarily due to a decrease of $1.2 million for the quarter and $1.8 million year-to-date in the provision for loan losses. DBI's provision for loan losses was $0.3 million in the second quarter of 2010 compared to $1.5 million during the same period in 2009. The ratio of allowance for loan losses to total loans was 2.17% at June 30, 2010, compared to 2.22% at June 30, 2009. Net charge offs for the quarter ended June 30, 2010 were $0.4 million compared to approximately $1.2 million during the same period of 2009 and for the six months ended June 30, 2010 they were $0.4 million compared to $2.3 million for 2009.

DBI's ratio of loans over 30 days past due (including nonaccrual loans) to total loans was 3.3% as of June 30, 2010, compared to 5.2% as of June 30, 2009 and 5.5% at December 31, 2009. "We have seen a significant drop in our non-accrual levels from $12.8 million at year-end 2009 to $8.5 million as of June 30, 2010," stated Carl Laveck, Chief Credit Officer. "We still have a lot of work ahead of us but are happy to report consistent earnings this year while making progress cleaning up our problem loans."

As of June 30, 2010, DBI7s leverage capital ratio remains strong with tier 1 capital to average assets ratio of 13.0% and total capital as percentage of risk-based assets ratio at 18.1% compared to 13.2% and 17.9%, respectively, as of June 30, 2009.

About Denmark Bancshares, Inc.

Denmark Bancshares, Inc., headquartered in Denmark, Wisconsin, is a diversified one-bank holding company.  DBI reported total assets of $412 million as of June 30, 2010. Denmark State Bank, DBI's subsidiary bank, is an independent community bank that offers six full service banking offices located in the Villages of Denmark, Bellevue, Maribel, Reedsville, Whitelaw and Wrightstown, serving primarily Brown, Kewaunee, Manitowoc and Outagamie Counties.  Denmark State Bank offers a wide variety of financial products and services including loans, deposits, mortgage banking, and investment services.  DBI also extends farm credit through its subsidiary Denmark Agricultural Credit Corporation. For more information about Denmark State Bank, visit www.denmarkstate.com.